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                                                                    EXHIBIT 23.1

                          CONSENT OF ERNST & YOUNG LLP

         We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related prospectus of Trinity Industries, Inc. for the registration of up to an aggregate amount of $150,000,000 of its common stock, preferred stock, debt securities, common stock warrants, debt warrants and depository shares, and to the incorporation by reference therein of our report dated March 13, 2002, with respect to the consolidated financial statements and schedules of Trinity Industries, Inc. included in its Transition Report (Form 10-K) for the nine-month period ended December 31, 2001, filed with the Securities and Exchange Commission.


                                                     /s/  ERNST & YOUNG LLP

Dallas, Texas
July 19, 2002